EXHIBIT 99.1

FOR RELEASE AT 3:00 CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL FIRST QUARTER RESULTS

Milwaukee, Wisconsin - October 20, 2005 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported sales and operating results for the fiscal first quarter ended October 2, 2005.

Net sales for the three months ended October 2, 2005 were $44.8 million compared to net sales of $44.6 million for the three months ended September 26, 2004. Net income for the period was $1.7 million, compared to $3.6 million in the prior year quarter. Diluted earnings per share for the period were $.46 compared to $.94 in the prior year quarter. The primary factor causing the first quarter operating results to be less than last year was a $3.2 million ($2.02 million after tax) charge to increase the Company’s reserve for uncollectible trade accounts receivable related to the filing for Chapter 11 bankruptcy protection by Delphi Corporation on October 8, 2005. This reduced the current quarter’s earnings per share by $.54.

Sales to STRATTEC’s largest customers decreased slightly in the current quarter compared to the prior year quarter levels. Sales to General Motors Corporation were $8.2 million compared to $11.4 million due to a combination of discontinued models and lower levels of production on certain vehicles. Sales to Delphi Corporation were $6.2 million compared to $6.8 million due to pre-programmed price reductions and lower levels of production. Sales to Ford Motor Company were $6.6 million compared to $7.5 million, due to price reductions and lower vehicle production. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $14.6 million compared to $11.0 million due to a more favorable vehicle content mix. Sales to Mitsubishi Motor Manufacturing of America, Inc. were $1.6 million compared to $1.2 million due to higher vehicle production volumes. Sales to new customers contributed to the overall sales increase for the current quarter compared to the prior year quarter.

Gross profit margin was 21.8 percent in the current quarter compared to 24.2 percent in the prior year quarter. The decrease in gross profit margin was attributed to higher purchased material costs for brass, zinc, and magnesium along with an unfavorable Mexico peso to U.S. dollar exchange rate.

Normal operating expenses were $5.3 million in the current quarter, compared to $5.2 million in the prior year quarter.

During the current quarter, the Company adopted Financial Accounting Standard 123(R) to recognize stock-based compensation expense in its financial statements. The impact of adopting this new standard reduced the current quarter earnings per share by $.04.

The provision for income taxes in the current quarter includes a state refund claim recovery that positively impacted earnings per share by $.13.

During the quarter, the Company contributed $6.0 million to its Pension Fund and repurchased 23,595 STRATTEC SECURITY CORPORATION shares under the Company’s stock repurchase program at a cost of $1.2 million.

At the Company’s 2005 Annual Meeting held October 4, 2005, STRATTEC shareholders re-elected Mr. Michael Koss to the Company’s Board of Directors for an additional three-year term. In addition, the shareholders also approved the proposal to amend and restate the Company Stock Incentive Plan.

STRATTEC designs, develops, manufacturers and markets mechanical locks, electro-mechanical locks, latches, and related access control products for global automotive manufacturers. Its products are shipped to customers in the United States, Mexico, Europe and South America. The Company’s history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” "expect,” “intend,”  "may,” “planned,” “potential,”  "should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	First Quarter Ended
	October 2, 2005	September 26, 2004
	(Unaudited)

Net Sales	$44,793	$44,591

Cost of Goods Sold	35,019	33,818

Gross Profit	9,774	10,773

Engineering, Selling & Administrative Expenses	5,285	5,166

Provision for Doubtful Accounts	3,200	-

Income from Operations	1,289	5,607

Interest Income	489	183

Other Income (Expense), Net	40	(37)

Income Before Provision for Income Taxes	1,818	5,753

Provision for Income Taxes	78	2,129

Net Income	$1,740	$3,624

Earnings Per Share:
Basic	$.46	$.95
Diluted	$.46	$.94
Average Basic Shares Outstanding	3,746	3,805
Average Diluted Shares Outstanding	3,754	3,855

Other:
Capital Expenditures	$1,580	$698
Depreciation & Amortization	$1,824	$1,864

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	October 2, 2005	July 3, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$47,771	$56,950
Receivables, net	29,680	26,053
Inventories	11,548	11,654
Other current assets	9,538	10,030
Total Current Assets	98,537	104,687
Deferred Income Taxes	1,796	1,796
Investment in Joint Venture	1,512	1,412
Other Long Term Assets	600	603
Property, Plant and Equipment, Net	29,344	29,592
	$131,789	$138,090
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$17,066	$17,218
Other	10,260	12,850
Total Current Liabilities	27,326	30,068
Borrowings Under Revolving Credit Facility	-	-
Accrued Pension and Post Retirement Obligations	10,825	16,271
Shareholders’ Equity	223,326	220,261
Accumulated Other Comprehensive Loss	(12,032)	(12,047)
Less: Treasury Stock	(117,656)	(116,463)
Total Shareholders’ Equity	93,638	91,75
	$131,789	$138,090

STRATTEC SECURITY CORPORATION

Condensed Cash Flow Statement Data
(In Thousands)

	First Quarter Ended
	October 2, 2005	September 26, 2004
	(Unaudited)

Cash Flows from Operating Activities:
Net Income	$1,740	$3,624
Adjustments to Reconcile Net Income to
Cash Used in Operating Activities:
Depreciation	1,824	1,864
Stock Option Compensation Expense	209	-
Tax Benefit from Options Exercised	61	406
Change in Operating Assets/Liabilities	(11,213)	(10,656)
Other, net	(84)	16

Net Cash Used in Operating Activities	(7,463)	(4,746)

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(75)
Additions to Property, Plant and Equipment	(1,580)	(698)
Net Cash Used in Investing Activities	(1,580)	(773)

Cash Flow from Financing Activities:
Purchase of Common Stock	(1,196)	(5,467)
Exercise of Stock Options	1,060	2,048

Net Cash Used in Financing Activities	(136)	(3,419)

Net Decrease in Cash and Cash Equivalents	(9,179)	(8,938)

Cash and Cash Equivalents:
Beginning of Period	56,950	54,231
End of Period	$47,771	$45,293

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